12010 Sunset Hills Rd, Reston VA 20190 703.676.4300 | saic.com 1 February 18, 2026 James C. Reagan Delivered via electronic communication Dear Jim: On behalf of Science Applications International Corporation (SAIC) and our Board of Directors, I am delighted to extend you an offer to take on the permanent role of Chief Executive Officer (CEO), transitioning from your current position serving as the Interim CEO. This recognizes your leadership and SAIC’s confidence in your ability to have an impact on the company’s long-term success and growth objectives. The effective start date will be February 17, 2026. Your primary place of work will be 12010 Sunset Hills Road, Reston, VA. Your annual base salary will be $1,200,000, payable in accordance with the Company’s regular payroll practice, subject to all applicable tax withholdings and deductions. Your target short-term incentive (“STI”) for SAIC’s fiscal year 2027 (January 31, 2026 – January 29, 2027) is 150% of your base salary. Your fiscal year 2027 STI award will not be pro-rated with respect to your tenure with SAIC in recognition of your time served as interim CEO for the period between January 31, 2026 until the effective start date. The STI is payable, upon certain approvals, in cash and is based on achievement of corporate and individual performance goals. Your target long-term incentive ("LTI") is $7,500,000. The target LTI is currently delivered in SAIC stock, comprised of 40% restricted stock units ("RSUs"), and 60% performance stock units ("PSUs"). These percentages are subject to review and change annually. Your target LTI award will be granted in April 2026 and is subject to the terms outlined in your award agreement. RSUs and PSUs represent the right to receive common stock of SAIC at a future date, provided that certain vesting and/or performance conditions are met. The RSUs will vest over the passage of time, generally in equal annual installments (1/3 per year) over a period of three years beginning on the first anniversary of the grant date. PSUs cliff-vest at the end of the three-year performance period. Both require that you have continuous employment with SAIC and satisfy other applicable grant requirements. All equity awards are required to be formally acknowledged by the recipient. Awards not acknowledged by the deadline will be subject to forfeiture. SAIC will continue to provide you with physical security for your local, domestic and international business travel.

2 Your role will be deemed eligible to participate as an “Eligible Officer” in the SAIC Executive Severance, Change in Control and Retirement Policy, which specifies the compensation and benefits payable in connection with certain termination events for Eligible Officers of SAIC as described in the policy. Your role will also continue to be eligible to participate in SAIC’s deferred compensation plan, SAIC’s standard employee benefit programs and executive health program. This letter supersedes and replaces the interim CEO offer letter dated as of October 23, 2025 (the “Interim CEO Offer Letter”) (including, but not limited to, any provision related to your termination of employment), as well as all prior verbal and/or written representations, which may have been made to you. The acceptance of this offer to take on the permanent role of CEO ends your appointment as the Interim CEO and ends the effectiveness of the Interim CEO Offer Letter. As a result, the previously granted long-term incentive award of $2,000,000 will vest immediately per the terms of the Interim CEO Offer Letter and subsequent RSU award agreement. No other entitlements are due to you as part of the transition. We are excited to have you join us permanently and lead our team. Should you have any questions regarding this offer, please do not hesitate to contact me. Best Regards, /s/ Kathleen McCarthy Kathleen McCarthy SAIC Executive Vice President and Chief Human Resources Officer Accepted by (sign below): /s/ James C. Reagan James C. Reagan Date Signed: February 18, 2026